UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 16, 2009
Vector Group Ltd.

(Exact name of Registrant as specified in its charter)

Delaware	1-5759	65-0949535

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 S.E. Second Street, Miami, Florida	33131

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (305) 579-8000
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On June 15, 2009, Vector Group Ltd. (the “Company”) entered into Issuance and Exchange Agreements (the “Agreements”) with certain holders of the Company’s 5% Variable Interest Senior Convertible Notes due 2011 (“Old Notes”), pursuant to which the Company agreed to issue $103.98 million 6.75% Variable Interest Senior Convertible Exchange Notes Due 2014 of the Company (“Notes”) in exchange for $97.18 million aggregate amount of Old Notes, which are held and/or beneficially owned by such holders.
     Under the Agreements, each Holder will exchange an aggregate principal amount of the Company’s Old Notes, valued at 107% of principal amount, for Notes. The Notes will be issued under an indenture that the Company will enter into on the closing date. The Agreements contain customary representations, warranties, covenants and closing conditions. The Company expects to consummate the transaction by June 30, 2009.
     The Company intends to issue the Notes to the holders in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(9) thereof. Pursuant to such exemption, the Notes will be freely tradable upon exchange. No holder of any Old Note has made or will make any cash payment to the Company in connection with the exchange of notes.
     The Notes are convertible, at the option of the holder at any time on or prior to maturity, into shares of the Company’s common stock at a conversion price of $17.06 per share, which is equal to a conversion rate of approximately 58.606 shares of common stock per $1,000 principal amount of Notes, subject to adjustment.
     Interest on the Notes is payable quarterly on February 15, May 15, August 15 and November 15 of each year, beginning August 15, 2009. The Notes will accrue interest at 3.75% per annum, with an additional amount of interest payable on each interest payment date equal to the product of the amount of cash dividends paid by the Company on its common stock during the prior three-month period ending on the record date for such interest payment multiplied by the number of shares of the Company’s common stock into which the Notes are convertible on such record date (such additional interest, on an annualized basis, the “Additional Interest Payment,” and the sum of 3.75% per annum of the outstanding principal amount of the notes plus the Additional Interest Payment, being the “Total Interest”). Notwithstanding the foregoing, annual interest payable shall be the higher of (i) the Total Interest or (ii) 6 3/4% per annum of such outstanding principal amount. The Notes will mature on November 15, 2014. The Company will redeem on June 15, 2014 and at the end of each interest accrual period thereafter an additional amount, if any, of the Notes necessary to prevent the Notes from being treated as an “Applicable High Yield Discount Obligation” under the Internal Revenue Code.
     The Notes will be the Company’s unsecured and unsubordinated obligations and will rank on a parity in right of payment with all of its existing and future unsecured and unsubordinated indebtedness. In addition, the Notes will effectively rank junior to the Company’s existing and any future secured indebtedness and junior to liabilities of the Company’s subsidiaries.
     Upon a fundamental change (as defined in the Notes), each holder of the Notes may require the Company to repurchase some or all of its Notes at a repurchase price equal to 100% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any.
     If an event of default (as defined in the Notes) has occurred and is continuing (as defined in the Notes), the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the Notes immediately due and payable at their principal amount together with accrued interest, except that an event of default resulting from a bankruptcy or similar proceeding will automatically cause the Notes to become immediately due and payable without any declaration or other act on the part of any Note holders.
     The summary of the foregoing transaction is qualified in its entirety by reference to the text of the related Agreements, a form of which is included as an exhibit hereto and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     See Item 1.01, which is incorporated herein by reference.
Item 3.02 Unregistered Sales of Equity Securities.
     See Item 1.01, which is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
     The following Exhibits are filed herewith:

Exhibit 4.1	Form of Issuance and Exchange Agreement, dated as of June 15, 2009.

Exhibit 99.1	Initial press release issued June 16, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2009	VECTOR GROUP LTD.
	By:	/s/ J. Bryant Kirkland III
		Name:	J. Bryant Kirkland III
		Title:	Vice President, Treasurer and Chief Financial Officer